CDI Corp. Reports 2011 First Quarter Results

Revenue grows 22.2 percent compared to prior-year first quarter; Announces quarterly cash dividend

PHILADELPHIA, April 28, 2011 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported financial results for the first quarter ended March 31, 2011. The Company also announced a quarterly cash dividend of $0.13 per share which will be paid on May 26, 2011 to all shareholders of record as of May 12, 2011.

2011 First Quarter Key Points

  Revenue of $256.6 million, representing growth of 22.2% compared to the prior-year first quarter and sequential quarterly growth of 3.5%
  CDI Engineering Solutions (ES) and CDI IT Solutions (ITS) show strong performance with year-over-year revenue growth of 25.6% and 39.0%, respectively. Revenue increases sequentially 6.3% in ES and is essentially flat in ITS.
  Management Recruiters International (MRI) reports 9.3% revenue growth compared to the prior-year first quarter and 0.5% sequential quarterly decline in revenue
  CDI AndersElite (Anders) revenue decreases 36.3% compared to the prior-year first quarter but shows some signs of improvement with 5.5% sequential quarterly growth
  EPS of $0.04 and pre-tax operating profit of $2.8 million

"Our 2011 first quarter performance is encouraging, demonstrating early signs of building momentum in a developing recovery, capturing the associated demand for skilled contract and full-time professionals and project outsourcing," commented Paulett Eberhart, President and Chief Executive Officer. "We continue to ensure that CDI has the appropriate resources in place to allow the Company to take full advantage of an economy that is showing improvement. Additionally, we are focused on building our core capabilities to enhance our ability to compete successfully for and deliver higher-margin solutions to our blue chip customer base."

For the first quarter ended March 31, 2011, the Company reported revenue of $256.6 million, an increase of 22.2% compared to $209.9 million for the 2010 first quarter. First quarter 2011 revenue includes $13.2 million from the operations of L.R. Kimball which was acquired in June 2010 and is included in the CDI-Infrastructure vertical. Excluding Infrastructure, revenue for the first quarter 2011 increased 15.9% versus the prior-year first quarter.

For the quarter ended March 31, 2011, the Company reported pre-tax operating profit of $2.8 million versus pre-tax operating profit of $0.6 million in 2010. Additionally, the Company reported net income of $0.7 million, or $0.04 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share in the prior year first quarter.

Business Segment Discussion

ES reported a 25.6% increase in first quarter revenue versus the prior-year first quarter. Excluding Infrastructure results, revenue increased 13.5% driven by increases in the Process & Industrial and Aerospace verticals somewhat offset by a slight year-over-year decrease in Government Services. Operating profit more than doubled to $3.4 million versus $1.5 million in the prior-year first quarter, driven primarily by the increase in revenue and a mix shift to higher-margin project outsourcing business.

ITS revenue increased 39.0% compared to the prior-year first quarter, driven primarily by continued growth in national accounts as well as by more moderate growth in retail accounts and outsourcing solutions. Operating profit increased 92.7% to $3.5 million, driven primarily by the aforementioned revenue growth along with gains in operating leverage.

MRI revenue increased 9.3% versus the prior-year first quarter, driven by increases in contract staffing and royalty revenue somewhat offset by a decline in franchise sales revenue. Operating profit increased 9.0%, driven primarily by revenue growth.

UK-based Anders revenue decreased 36.3% versus the prior-year first quarter, reflecting continuing poor market conditions in the UK construction industry and weakness in Anders' transportation sector. Anders operating loss increased to $0.9 million versus a loss of $0.5 million in the year-ago first quarter driven primarily by the decrease in revenue.

Balance Sheet Strength

On March 31, 2011, the Company had cash and cash equivalents of $26.7 million and short-term debt of $13.7 million. The Company's net cash position of $13.0 million and borrowing capacity should be sufficient to support the Company's ongoing capital needs.

Subsequent Event

On April 1, 2011, the Company received a favorable ruling on its appeal of a previously-disclosed fine from the United Kingdom's Office of Fair Trading (OFT). The ruling from the Competition Appeal Tribunal (CAT) reduced the fine assessed by the OFT from approximately $12.3 million to $2.5 million. The Company had reserved the entire amount of the fine in 2009 and will record the appropriate accounting adjustment when there is sufficient information regarding any potential appeal by the OFT of the CAT's ruling.

Business Outlook

For the second quarter ending June 30, 2011, the Company anticipates a revenue increase in the range of 16% to 20% compared to the year-ago second quarter and 10% to 14% when excluding revenue from the L.R. Kimball acquisition. The Company's revenue assumption reflects continued year-over-year revenue growth in ITS, continued staffing and project outsourcing growth in ES, and continued permanent placement and contract staffing growth in MRI.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart and Mark Kerschner, the Company's Executive Vice President & CFO, will host a conference call to discuss the 2011 first quarter results. The call can be accessed live, via the Internet, at www.cdicorp.com. A replay will be available for 14 days.

Company Information

Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, Management Recruiters International, Inc and CDI AndersElite Limited. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenues, profits and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries we serve; weakness in the financial and capital markets, which may result in the postponement or cancellation of our customers' capital projects or the inability of our customers to pay our fees; the termination of a major customer contract or project; credit risks associated with the our customers; competitive market pressures; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of the our temporary employees; our performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended
	March 31,		December 31,
	2011	2010	2010

Revenue	$ 256,636	$ 209,940	$ 248,012

Cost of services	202,306	168,433	195,597

Gross profit	54,330	41,507	52,415

Goodwill impairment	-	-	8,312

Operating and administrative expenses	51,577	40,892	53,531

Operating profit (loss)	2,753	615	(9,428)

Other (expense) income, net	(43)	52	(20)

Equity in losses of affiliated companies	-	(351)	(1,219)

Earnings (loss) before income taxes	2,710	316	(10,667)

Income tax expense	1,970	500	4,272

Net earnings (loss)	740	(184)	(14,939)

Less: earnings (loss) attributable to the noncontrolling interest	46	7	(3)

Net earnings (loss) attributable to CDI	$ 694	$ (191)	$ (14,936)

Diluted net earnings (loss) attributable to CDI per share	$ 0.04	$ (0.01)	$ (0.78)

Average diluted number of shares	19,327	18,979	19,038

	March 31,		December 31,
Selected Balance Sheet Data:	2011	2010	2010

Cash and cash equivalents	$ 26,702	$ 76,258	$ 28,746

Accounts receivable, net	$ 229,788	$ 180,757	$ 222,999

Current assets	$ 276,046	$ 271,999	$ 270,011

Total assets	$ 401,656	$ 379,407	$ 398,511

Current liabilities	$ 126,947	$ 95,672	$ 124,088

CDI shareholders' equity	$ 259,973	$ 271,035	$ 258,582

	For the three months ended
	March 31,		December 31,
Selected Cash Flow Data:	2011	2010	2010

Depreciation and amortization expense	$ 2,745	$ 2,554	$ 2,695

Capital expenditures	$ 1,638	$ 2,023	$ 1,828

Dividends paid	$ 2,484	$ 2,480	$ 2,475

Free cash flow for the quarter ended March 31, 2011 is shown below:

Net cash provided by operating activities	$ 1,544
Less: capital expenditures	(1,638)
Less: dividends paid	(2,484)
Free cash flow	$ (2,578)

	For the three months ended
Selected Earnings and Other Financial	March 31,		December 31,
Data:	2011	2010	2010

Revenue	$ 256,636	$ 209,940	$ 248,012

Gross profit	$ 54,330	$ 41,507	$ 52,415

Gross profit margin	21.2%	19.8%	21.1%

Operating and administrative expenses as a percentage of revenue	20.1%	19.5%	21.6%

Operating profit (loss) margin	1.1%	0.3%	(3.8)%

Effective income tax rate	72.7%	158.2%	(40.1)%

After-tax return on CDI shareholders’ equity (a)	(3.8)%	(6.9)%	(4.1)%

Pre-tax return on net assets (b)	(0.4)%	(9.6)%	(1.5)%

	For the three months ended
	March 31,		December 31,
Selected Segment Data:	2011	2010	2010

Engineering Solutions
Revenue	$ 137,786	$ 109,704	$ 129,580
Gross profit	29,659	19,427	27,028
Gross profit margin	21.5%	17.7%	20.9%

Operating profit (loss) (c)	3,419	1,470	192
Operating profit (loss) margin	2.5%	1.3%	0.1%

IT Solutions
Revenue	$ 89,424	$ 64,322	$ 89,643
Gross profit	13,944	11,109	14,478
Gross profit margin	15.6%	17.3%	16.2%

Operating profit	3,461	1,796	3,483
Operating profit margin	3.9%	2.8%	3.9%

Management Recruiters International
Revenue	$ 15,699	$ 14,362	$ 15,782
Gross profit	7,650	7,250	8,319
Gross profit margin	48.7%	50.5%	52.7%

Operating profit	1,560	1,431	977
Operating profit margin	9.9%	10.0%	6.2%

AndersElite
Revenue	$ 13,727	$ 21,552	$ 13,007
Gross profit	3,077	3,721	2,590
Gross profit margin	22.4%	17.3%	19.9%

Operating loss (d)	(897)	(455)	(10,684)
Operating loss margin	(6.5)%	(2.1)%	(82.1)%

	For the three months ended
Engineering Solutions Revenue	March 31,		December 31,
by Vertical:	2011	2010	2010

CDI Process and Industrial	$ 91,345	$ 77,622	$ 86,435
CDI Government Services	19,067	20,058	18,123
CDI Aerospace	14,126	12,024	12,064
CDI Infrastructure (e)	13,248	-	12,958

Total Engineering Solutions Revenue	$ 137,786	$ 109,704	$ 129,580

(a)  Net earnings (loss) attributable to CDI for the current quarter combined with the income (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(b)  Earnings (loss) before income taxes for the current quarter combined with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(c)  Includes $0, $351 and $1,219 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended March 31, 2011 and 2010 and December 31, 2010, respectively.

(d) Includes an $8,312 charge related to a goodwill write-down for the three months ended December 31, 2010.

(e) During the second quarter of 2010, Engineering Solutions began reporting a new vertical - CDI Infrastructure, which includes results from the purchase of substantially all of the assets and certain liabilities of L. Robert Kimball & Associates, Inc. on June 28, 2010.

CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com; Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com